EXHIBIT 99
4750 Ashwood Drive • Cincinnati, OH 45241 • T: 513.469.5352 • F: 513.469.5360

FOR IMMEDIATE RELEASE:	CONTACT:
November 1, 2010	John J. Kuntz
513-469-5352
jkuntz@franklinsavings.com
First Franklin Corporation Reports
Third Quarter 2010 Results
Cincinnati (OH),November 1, 2010: First Franklin Corporation (NASDAQ:FFHS), the parent of Franklin Savings and Loan Company, today reported a net loss of $755,000, or 45 cents per share, for the third quarter of 2010 and $1.40 million, or 83 cents per share, for the nine months ended September 30, 2010, compared with a net loss of $1.13 million, or 68 cents per share, for the third quarter of 2009 and $865,000, or 48 cents per share, for the nine months ended September 30, 2009.
Mortgage originations were very strong during the third quarter due to the record low interest rates, resulting in a $523,000 increase in gains on loans sold. The provision for loan loss reserves was $957,000, a decrease of $694,000 compared to the third quarter of 2009. Compensation expense, particularly commissions to loan originators, increased approximately $587,000 as a result of the increase in loan originations. Additionally, real estate owned expenses, costs associated with the proxy contest and professional fees in connection with the recently announced acquisition by Cheviot Financial impacted the current results.
John J. Kuntz, Chairman, President and Chief Executive Officer, said, “The continued additions to loan loss reserves represent our diligence in properly allocating funds to cover any future loan deterioration as weak economic conditions persist. ”
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About First Franklin Corporation: First Franklin Corporation is a savings and loan holding company that was incorporated under the laws of the State of Delaware in September 1987. It owns all of the outstanding common stock of The Franklin Savings and Loan Company. Additional information about First Franklin and Franklin Savings can be found on the company’s Web site: www.franklinsavings.com.
Forward-Looking Statements: Statements included in this document which are not historical or current facts are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results. Such statements may be identified by the use of the words “may”, “anticipates”, “expects”, “hopes”, “believes”, “plans”, “intends” and similar expressions. Factors that could cause financial performance to differ materially from that expressed in any forward-looking statement include, but are not limited to, credit risk, interest rate risk, competition, changes in the regulatory environment and changes in general and local business and economic trends.